EXHIBIT 24

                         AUTHORIZATION LETTER

July 31, 2006

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549
Attn:  Filing Desk

To Whom It May Concern:

By means of this letter I authorize Dana Kammersgard, Shad Burke,
Sonia Borden and Deborah Weaver, or any of them individually, to sign on my behalf all forms required under Section 16(a) of the Securities Exchange Act of 1934, as amended, relating to transactions involving the stock or derivative securities of Dot Hill Systems Corp.
(the "Company"). Any of these individuals is accordingly authorized to sign any Form 3, Form 4, Form 5 or amendment thereto which I am required to file with the same effect as if I had signed them myself.

This authorization shall remain in effect until revoked in writing by me.

Yours truly,

/s/ Hanif I. Jamal
Hanif I. Jamal